Exhibit 99.1

Contact:
Dawn Schottlandt
Sr. Director, Investor Relations/
Corp. Communications
(781) 994-0300
www.ArQule.com

FOR IMMEDIATE RELEASE:

ARQULE REPORTS SECOND QUARTER 2015 FINANCIAL RESULTS

Conference call scheduled today at 9:00 a.m. ET

Burlington, MA, August 5, 2015 – ArQule, Inc. (Nasdaq: ARQL) today announced its financial results for the second quarter of 2015.

For the quarter ended June 30, 2015, the Company reported a net loss of $4,017,000 or $0.06 per share, compared to a net loss of $6,339,000 or $0.10 per share, for the second quarter of 2014. For the six-month period ended June 30, 2015, the Company reported a net loss of $8,568,000 or $0.14 per share, compared to a net loss of $13,480,000 or $0.22 per share for the six-month period ended June 30, 2014.

At June 30, 2015, the Company had a total of $48,001,000 in cash, equivalents and marketable securities.

Key Highlights

•	Phase 3 METIV-HCC trial for tivantinib progressing as expected: Enrollment in the pivotal Phase 3 trial for tivantinib in hepatocellular carcinoma (HCC) continues on track to complete patient accrual by year end. The trial targets a biomarker-defined patient population, is randomized 2:1 and will enroll approximately 300 patients with the primary end-point of overall survival.

•	Phase 2 trial for ARQ 087 in intrahepatic cholangiocarcinoma (iCCA) begins enrollment: The Phase 2 trial in iCCA with ARQ 087 follows the observation of two confirmed partial responses in this patient population in the Phase 1 portion of the program. ARQ 087 is a small molecule, multi-kinase inhibitor designed to preferentially inhibit the fibroblast growth factor receptor (FGFR) family. The FGFR2 gene fusion is a pre-defined biomarker being used to enroll patients in the trial.

•	Positive feedback from the FDA on the Phase 1 trial for ARQ 092 in Proteus syndrome: Our collaborators at the National Institute of Health (NIH) received positive feedback from the FDA on the design of the Phase 1 trial for Proteus syndrome, and we expect the IND to be filed imminently. ARQ 092 is a small molecule designed to inhibit the AKT serine/threonine kinase. Proteus syndrome is a rare disease driven by the AKT1 mutation.

•	Increasing signs of efficacy in our Phase 1b trial for ARQ 092 in oncology: A Phase 1b trial is on-going in lymphoma, endometrial and other cancers harboring the AKT1 mutation. ARQ 092 continues to produce single agent responses, most recently in a breast cancer patient harboring the AKT1 mutation.

“We continue to be pleased with the robust rate of enrollment in the METIV-HCC trial with tivantinib as second-line therapy in MET-high HCC patients,” said Paolo Pucci, chief executive officer of ArQule. “In addition, recent data from an investigator-initiated, Phase 2 study of tivantinib in combination with cetuximab in MET-high, KRAS wild-type metastatic colorectal cancer presented by Dr. Lorenza Rimassa at the ESMO World Congress on Gastrointestinal Cancer further underscores the therapeutic activity of tivantinib in the MET-high patient population.”

“ArQule’s proprietary pipeline continues to mature,” said Dr. Brian Schwartz, head of research and development. “Our AKT inhibitor, ARQ 092, is on track to enroll its first patient in the third quarter in the Phase 1 trial in Proteus syndrome, a rare disease that is caused by a mutation in the AKT1 gene. Moreover, in the oncology portion of the ARQ 092 clinical program we have observed five patients with confirmed partial responses, four of which came in the Phase 1b enriched cohort, and two of which had the same AKT1 mutation which occurs in Proteus syndrome. This is an evolving story that we continue to pursue.”

“In all of our studies, with tivantinib, ARQ 087 and ARQ 092, our strategy of conducting biomarker driven clinical trials with small molecules in areas of high unmet need demonstrates our leadership in precision medicine and more importantly our commitment to deliver therapies for our patients on an expedited basis,” said Mr. Pucci.

Revenues and Expenses

The Company reported research and development revenue of $3,004,000 for the quarter ended June 30, 2015, compared with $2,901,000 for the quarter ended June 30, 2014. For the six-month period ended June 30, 2015, research and development revenue for the company was $5,789,000, compared with $5,577,000 for the six-month period ended June 30, 2014.

Research and development revenue in the three and six months ended June 30, 2015 is comprised of revenue from the Daiichi Sankyo tivantinib development agreement and the Kyowa Hakko Kirin exclusive license agreement for tivantinib. The revenue increase in the three and six month periods is due to higher revenue from our Daiichi Sankyo tivantinib program.

Total costs and expenses for the quarter ended June 30, 2015 were $7,103,000 compared to $9,307,000 for the second quarter of 2014. For the six-month period ended June 30, 2015, total costs and expenses were $14,703,000 compared with $19,288,000 for the six-month period ended June 30, 2014.

Research and development costs for the three and six months ended June 30, 2015 were $4,327,000 and $8,740,000 respectively, compared with $6,236,000 and $12,967,000 for three and six-month periods of 2014.

Research and development expense in the quarter ended June 30, 2015 decreased by $1.9 million primarily due to lower labor related costs of $0.8 million related to the August 2014 restructuring, outsourced clinical and product development costs of $0.4 million, lab expenses of $0.3 million, and facility costs of $0.3 million.

Research and development expense in the six months ended June 30, 2015 decreased by $4.3 million primarily due to lower labor related costs of $1.7 million related to the August 2014 restructuring, outsourced clinical and product development costs of $1.1 million, lab expenses of $0.6 million, facility costs of $0.5 million and other costs of $0.3 million.

General and administrative expense for three and six-month periods ended June 30, 2015 were $2,776,000 and $5,963,000 respectively, compared to $3,071,000 and $6,321,000 for the three and six-month periods of 2014. General and administrative expense decreased in the three and six months ended June 30, 2015 principally due to lower non-cash stock compensation cost.

Conference Call and Webcast

ArQule will hold its second quarter financial results call today, August 5, 2015 at 9:00 a.m. ET. The live webcast can be accessed in the “Investors and Media” section of our website, www.arqule.com, under “Events”. You may also listen to the call by dialing (877) 868-1831 within the U.S. or (914) 495-8595 outside the U.S. A replay will be available two hours after the completion of the call and can be accessed in the “Investor and Media” section of our website, www.arqule.com, under “Events”.

About ArQule

ArQule is a biotechnology company engaged in the research and development of next-generation, small-molecule cancer therapeutics. The Company’s targeted, broad-spectrum products and research programs are focused on key biological processes that are central to human cancers. ArQule’s lead product, in Phase 2 and Phase 3 clinical development, is tivantinib (ARQ 197), an oral, selective inhibitor of the c-MET receptor tyrosine kinase. The Company’s pipeline includes: ARQ 092, designed to inhibit the AKT serine/threonine kinase; ARQ 087, a multi-kinase inhibitor designed to preferentially inhibit the fibroblast growth factor receptor (FGFR) family; and ARQ 761, a Beta lapachone analog being evaluated as a promoter of NQ01-mediated programmed cancer cell necrosis. ArQule’s current discovery efforts are focused on the identification of novel kinase inhibitors, leveraging the Company’s proprietary library of compounds.

This press release contains forward-looking statements regarding the Company’s clinical trials and planned clinical trials with tivantinib (ARQ 197), ARQ 092, ARQ 087 and ARQ 761, as well as its ability to fund operations with current cash and marketable securities. These statements are based on the Company’s current beliefs and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially. Positive information about pre-clinical and early stage clinical trial results does not ensure that later stage or larger scale clinical trials will be successful. For example, tivantinib, ARQ 092, ARQ 087 and ARQ 761 may not demonstrate promising therapeutic effect; in addition, they may not demonstrate appropriate safety profiles in current or later stage or larger scale clinical trials as a result of known or as yet unanticipated side effects. The results achieved in later stage trials may not be sufficient to meet applicable regulatory standards or to justify further development. Problems or delays may arise prior to the initiation of planned clinical trials, including with the National Institutes of Health (NIH), during clinical trials or in the course of developing, testing or manufacturing these compounds that could lead the Company or its partners and collaborators, including the NIH, to fail to initiate or to discontinue development. Even if later stage clinical trials are successful, unexpected concerns may arise from subsequent analysis of data or from additional data. Obstacles may arise or issues may be identified in connection with review of clinical data with regulatory authorities. Regulatory authorities may disagree with the Company’s view of the data or require additional data or information or additional studies. In addition, the planned timing of initiation and completion of clinical trials for tivantinib is subject to the ability of the Company as well as Daiichi Sankyo, Inc., our development partner for tivantinib, and Kyowa Hakko Kirin, a licensee of tivantinib, to enroll patients, enter into agreements with clinical trial sites and investigators, and overcome technical hurdles and other issues related to the conduct of the trials for which each of them is responsible. There is a risk that these issues may not be successfully resolved. In addition, we and our partners are utilizing a companion diagnostic to identify MET-high patients in the METIV-HCC and JET-HCC trials, and we expect to utilize diagnostic tools in our biomarker-guided clinical trials with ARQ 087 and ARQ 092; we may encounter difficulties in developing and obtaining approval for companion diagnostics, including issues relating to selectivity/specificity, analytical validation, reproducibility, or clinical validation. Any delay or failure by our collaborators or ourselves to develop or obtain regulatory approval of the companion diagnostics could delay or prevent approval of our product candidates. Drug development involves a high degree of risk. Only a small number of research and development programs result in the commercialization of a product. Positive pre-clinical data may not be supported in later stages of development. Furthermore, ArQule may not have the financial or human resources to successfully pursue drug discovery in the future. Moreover, with respect to partnered programs, even if certain compounds show initial promise, Daiichi Sankyo or Kyowa Hakko Kirin may decide not to continue to develop them. In addition, Daiichi Sankyo and Kyowa Hakko Kirin have certain rights to unilaterally terminate their agreements with ArQule. If either company were to do so, the Company might not be able to complete development and commercialization of the applicable licensed products on its own. For more detailed information on the risks and uncertainties associated with the Company’s drug development and other activities, see the Company’s periodic reports filed with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements.

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ArQule, Inc.
Condensed Statement of Operations and Comprehensive Loss
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Research and development revenue	$3,004	$2,901	$5,789	$5,577

Costs and expenses:
Research and development	4,327	6,236	8,740	12,967
General and administrative	2,776	3,071	5,963	6,321
Total costs and expenses	7,103	9,307	14,703	19,288
Loss from operations	(4,099)	(6,406)	(8,914)	(13,711)

Interest income	28	76	64	171
Interest expense	—	(10)	—	(17)
Other income	54	1	282	77
Net loss	(4,017)	(6,339)	(8,568)	(13,480)

Unrealized gain (loss) on marketable securities	(8)	(4)	3	(21)
Comprehensive loss	$(4,025)	$(6,343)	$(8,565)	$(13,501)

Basic and diluted net loss per share:
Net loss per share	$(0.06)	$(0.10)	$(0.14)	$(0.22)

Weighted average basic and diluted common shares outstanding	62,754	62,627	62,747	62,605

Balance sheet data , unaudited (in thousands):	June 30, 2015	December 31, 2014

Cash, equivalents and marketable securities - short term	$48,001	$59,208
Marketable securities - long term	—	2,058
	$48,001	$61,266

Total assets	$49,176	$63,394
Stockholders’ equity	$33,282	$40,545